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Exhibit 3(c)


As adopted by the Board of
Directors of The Advest Group,
Inc. on September 28, 1995


                             SECOND AMENDMENT TO
                             RESTATED BY-LAWS OF
                            THE ADVEST GROUP, INC.



     RESOLVED, that Article III, Section 4 of the Bylaws of the Corporation be, and it hereby is, amended in its entirety to read as follows:

          SECTION 4. Qualification. Directors shall be stockholders. Any person elected as a Director who is not at the time of election a stockholder, shall have a period of six months from the date of election to satisfy the requirement of stock ownership. If, at the end of said six month period, the Director has not become an owner of the common stock of the Corporation, he shall cease to be a Director. No person shall be eligible for election or reelection as a Director after such person has reached his or her 71st birthday. Nor shall any person be appointed as a Director to fill any vacancy after such person has reached his or her 71st birthday.

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